UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2015

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(e)  Compensatory Arrangements of Certain Officers.

Gregory E. Lichtwardt, the Company’s former Executive Vice President, Operations, and Chief Financial Officer, resigned from Accuray Incorporated (the “Company”) on September 14, 2015.  In connection with Mr. Lichtwardt’s separation from the Company, the Company and Mr. Lichtwardt entered into a Separation Agreement and General Release (the “Separation Agreement”) on September 15, 2015. Pursuant to the Separation Agreement, in exchange for a general release of claims made by Mr. Lichtwardt in favor of the Company, the Company agreed to provide Mr. Lichtwardt: (i) a lump sum payment of $200,000, which is equal to six (6) months of Mr. Lichtwardt’s current base salary, less applicable taxes and withholdings; (ii) a lump sum payment of $58,302, which is equal to a prorated portion of his target bonus for fiscal year 2016, less applicable taxes and withholdings; and (iii) reimbursement for up to six (6) months of group health insurance premiums for Mr. Lichtwardt and his eligible dependents. In addition, the Company and Mr. Lichtwardt also entered into a Consulting Services Agreement (“Consulting Agreement”) on September 15, 2015 whereby Mr. Lichtwardt agreed to provide the Company with consulting services over a sixty (60) day consulting period beginning on September 15, 2015 in exchange for continued vesting of Mr. Lichtwardt’s outstanding Company equity awards during the consulting period.

The Company will file the Separation Agreement and the Consulting Agreement as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.  The descriptions set forth in this Item 5.02 are a summary and are therefore qualified in their entirety by the complete text of the Separation Agreement and the Consulting Agreement when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: September 18, 2015	By:	/s/ Kevin Waters
Kevin Waters
Senior Vice President & Chief Financial Officer